EXECUTION COPY

August 23, 2019

Worthington Industries, Inc.

200 Old Wilson Bridge Road

Columbus, Ohio 43085

Re: Amendment No. 2 to Note Agreement Ladies and Gentlemen:

This letter agreement (this “Letter”) makes reference to that certain Note Agreement, dated as of August 10, 2012 (as amended by Amendment No. 1 to Note Agreement dated June 10, 2015, the “Note Agreement”), among Worthington Industries, Inc., an Ohio corporation (the “Company”), on the one hand, and The Prudential Insurance Company of America, Pruco Life Insurance Company of New Jersey, Pruco Life Insurance Company, Prudential Arizona Reinsurance Universal Company, Prudential Annuities Life Assurance Corporation, The Prudential Life Insurance Company, Ltd., and The Gibraltar Life Insurance Co., Ltd., on the other hand.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement, as amended hereby.

The Company has requested that the holders of the Notes agree to certain modifications to the Note Agreement, as more particularly set forth below.

Subject to the terms and conditions hereof, the undersigned holders of the Notes are willing to agree to such request.  Accordingly, and in accordance with the provisions of paragraph 11C of the Note Agreement, the parties hereto agree as follows:

SECTION 1.  Amendments to the Note Agreement. Effective upon the Effective Date (as defined in Section 2 below) the Note Agreement is amended as follows:

1.1. Paragraphs 5A, 5C, 5J, 6A, 6B, 6L, 6M, 8F, 8J, 8Q, 10A, 10C, 11B and 11F are hereby amended and restated in their entirety to read as follows, respectively:

5A. Financial Statements.  The Company covenants that it will deliver to each Significant Holder:

(i)as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of earnings, comprehensive income, equity and cash flows of the Company and its Consolidated Subsidiaries for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form corresponding consolidated figures for the corresponding period in the preceding fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles applicable to quarterly financial statements and certified by an authorized financial officer of the Company as fairly presenting in accordance with generally accepted accounting principles, in all material respects, the consolidated financial position of the Company and its Consolidated Subsidiaries and their consolidated results of operations and cash flows, subject to changes resulting from year-end adjustments and except as disclosed in the notes to such financial statements; provided, however, that delivery within the time period specified above pursuant to clause (iii) below of copies of the Quarterly Report on Form 10-Q of the Company for such quarterly period (including all exhibits and financial statement schedules incorporated by reference therein) prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (i);

(ii)as soon as practicable and in any event within 90 days after the end of each fiscal year, consolidated statements of earnings, comprehensive income, equity and cash flows of the Company and its Consolidated Subsidiaries for such year, and a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail, prepared in accordance with generally accepted accounting principles and, as to the consolidated financial statements, accompanied by an opinion thereon of independent public accountants of recognized national standing selected by the Company, which opinion shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications or exceptions not reasonably acceptable to the Required Holder(s), which opinion shall be to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles and present fairly, in accordance with generally accepted accounting principles, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Consolidated Subsidiaries in accordance with generally accepted accounting principles consistently applied (except for changes with which such accountants concur); provided, however, that delivery within the time period specified above pursuant to clause (iii) below of copies of the Annual Report on Form 10-K of the Company for such fiscal year (including all exhibits and financial statement schedules incorporated by reference therein) prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (ii) with respect to the consolidated financial statements;

(iii)promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as the Company or any Subsidiary shall send to its principal lending banks under any Material Debt Facility (excluding information that is immaterial or information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public shareholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission); provided, however, that the Company shall be deemed to have made delivery of any such registration statements and reports if the Company shall have delivered such registration statements and reports to the Securities and Exchange Commission and such registration statements and reports shall have been made available for free on the Securities and Exchange Commission’s EDGAR system (or any successor system adopted by the Securities and Exchange Commission);

(iv)within ten Business Days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such supporting information as the Required Holder(s) may request; and

(v)with reasonable promptness, such other information as such Significant Holder may reasonably request.

Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to each Significant Holder an Officer’s Certificate (x) demonstrating (with computations in reasonable detail) compliance by the Company and any Subsidiary with the provisions of paragraphs 6A, 6B and 6K and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto, and (y) setting forth the aggregate operating income of the Unrestricted Subsidiaries for the period consisting of the most recently completed four fiscal quarters, and the percentage of the consolidated operating income of the Company and its Consolidated Subsidiaries for such period attributable to Unrestricted Subsidiaries.  In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to paragraph 10C) as to the period covered by any such financial statement, such Officer’s Certificate as to such period shall include a reconciliation from generally accepted accounting principles with respect to such election. The Company also covenants that promptly after any Responsible Officer obtains knowledge of an Event of Default or Default, the Company will deliver to each Significant Holder an Officer’s Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

5C. Inspection of Property.  The Company covenants that it will permit any Person reasonably designated by any Significant Holder in writing, at such Significant Holder’s expense if no Default or Event of Default exists and at the Company's expense if a Default or an Event of Default exists, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such entities with the principal officers of the Company and its independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries with any such Person), all at such reasonable times provided in advance by writing to the Company and as often as such Significant Holder may reasonably request.

5J. Agreement Assuming Liability on Notes.  (i) The Company covenants that, if at any time any Subsidiary is or becomes liable as a borrower, co-borrower, obligor or co-obligor under, or becomes obligated under a Guaranty Obligation with respect to, any Indebtedness or other obligation under any Material Debt Facility (other than a Foreign Subsidiary to the extent such Foreign Subsidiary is only liable for such Foreign Subsidiary’s obligations thereunder and does not guarantee any obligations of the Company or any Domestic Subsidiary thereunder), the Company will, at the same time, cause such Subsidiary to deliver to the holders of the Notes a guaranty agreement in form and substance satisfactory to the Required Holder(s) (a “Guaranty Agreement”).  Each such Guaranty Agreement shall be accompanied by a (a) certificate of the Secretary or Assistant Secretary of such Person certifying such Person’s charter and by-laws (or comparable governing documents), resolutions of the board of directors (or comparable governing body) of such Person authorizing the execution and delivery of such Guaranty Agreement (or joinder thereto) and incumbency and specimen signatures of the officers of such Person executing such documents and (b) a favorable opinion of counsel to the Company or such Person, in form and substance acceptable to the Required Holder(s).  The delivery of such an agreement shall not in any way limit or modify the rights of the holders of the Notes to enforce the provisions of paragraph 6A.

(ii) If at any time pursuant to the terms and conditions of any Material Debt Facility any Subsidiary is discharged and released from all Guaranty Obligations, if any, with respect to any Indebtedness under all applicable Material Debt Facilities and all obligations, if any, under all applicable Material Debt Facilities as  borrower, co-borrower, obligor or co-obligor and if (a) immediately preceding the release of such Guarantor from its Guaranty Agreement under this Agreement and the Notes and after giving effect thereto, no Default or Event of Default will have existed or would exist, (b) any fees or other consideration are given to the lenders under any Material Debt Facility to obtain such discharge and release (other than commitment fees and similar fees given in consideration of a new extension of credit in connection with an extension or replacement of a Material Debt Facility and excluding any amounts paid in satisfaction of principal or interest), each holder of a Note shall have received such fees or other consideration on a pro rata basis in proportion to the respective outstanding principal amount of such Indebtedness under such Material Debt Facility and the outstanding principal amount of such holder’s Notes and (c) the Company shall have delivered to each holder of Notes an Officer’s Certificate certifying that the conditions specified in this clause (ii) have been satisfied, then, upon receipt by the holders of Notes of such Officer’s Certificate, the holders of the Notes shall promptly deliver a written discharge and release of such Subsidiary from its obligations under its Guaranty Agreement.  Notwithstanding any provision of this paragraph 5J(ii) to the contrary, if a Subsidiary released and discharged from a Guaranty Agreement pursuant to paragraph 5J(ii) subsequently becomes liable as a borrower, co-borrower, obligor or co-obligor under, or becomes obligated under a Guaranty Obligation with respect to, any Indebtedness or other obligation under any Material Debt  Facility (other than a Foreign Subsidiary to the extent such Foreign Subsidiary is only liable for such Foreign Subsidiary’s obligations thereunder and does not guarantee any obligations of the Company or any Domestic Subsidiary thereunder), then the provisions of paragraph 5J(i) shall again apply to such Subsidiary.

6A. Limitation on Indebtedness of Subsidiaries.  The Company covenants that it will not cause or permit any Subsidiary to, directly or indirectly, incur, create, assume or permit to exist any Indebtedness except:

(i)Indebtedness under the AR Facility in an aggregate principal amount at any time outstanding not in excess of 10% of Consolidated Total Assets at any time;

(ii)Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Company (including any Indebtedness of a Person existing at the time such Person is merged with or into or consolidated with a Subsidiary of the Company, or at the time of a sale, lease or other disposition of all or substantially all of the properties of a Person to a Subsidiary of the Company); provided that such Indebtedness was not incurred in connection with, or in anticipation of, such event;

(iii)Indebtedness owing to the Company, LuxCo, AustriaCo, any Restricted Subsidiary or Worthington Receivables (or any replacement or substitute thereof);

(iv)Indebtedness evidenced by letters of credit not issued or deemed issued under the Credit Agreement; provided that the aggregate face amount of all such letters of credit shall not exceed $30,000,000 in the aggregate at any time;

(v)Indebtedness of Restricted Subsidiaries that are party to a Guaranty Agreement and of LuxCo and AustriaCo evidenced by letters of credit issued or deemed issued under the Credit Agreement;

(vi)(a) Indebtedness of Guarantors under a Guaranty Agreement and (b) guaranties of a Guarantor with respect to Indebtedness under the Primary Bank Facility, the Shelf Agreement and other senior unsecured Indebtedness permitted hereunder;

(vii)Indebtedness of Foreign Subsidiaries (a) under the Primary Bank Facility in an outstanding aggregate principal amount not to exceed $50,000,000 and (b) under the Shelf Agreement;

(viii)other Indebtedness (excluding Indebtedness of the type described in clause (i) or clause (vii)(a) above) in an aggregate principal amount at any time outstanding not in excess of 12.5% of Consolidated Net Tangible Assets.

6B. Restriction on Liens.  The Company covenants that it will not, and will not cause or permit any Restricted Subsidiary to, incur, create, assume, become or be liable in any way, or suffer to exist any mortgage, pledge, lien, charge, or other encumbrance of any nature whatsoever on any of its assets, now or hereafter owned, other than Permitted Liens; provided that no such Lien shall secure any Indebtedness under any Material Debt Facility unless the obligations of the Company under the Notes and this Agreement are secured by such Liens on a pari passu basis pursuant to agreements and documentation, including an intercreditor agreement, in form and substance satisfactory to the Required Holder(s).

6L. U.S. Economic Sanctions, Etc.  The Company covenants that it will not, and will not permit any Controlled Entity to (i) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (ii) directly or indirectly have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of any Notes) with any Person if such investment, dealing or transaction (a) would cause any holder of any Notes or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (b) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

6M. Most Favored Lender.

(i)If at any time after the date of closing any Material Debt Facility contains a Financial Covenant that is not contained in this Agreement or a Financial Covenant that is contained in this Agreement which would in any respect be more beneficial to the holders of Notes than the Financial Covenants set forth in this Agreement (any such provision, a “More Favorable Covenant”), then such More Favorable Covenant shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth in full herein, effective as of the date when such More Favorable Covenant shall have become effective under such Material Debt Facility.  Thereafter, upon the request of any holder of a Note, the Company shall (at its sole cost and expense) enter into any additional agreement or amendment to this Agreement requested by such holder evidencing any of the foregoing.  For the avoidance of doubt, on the date of closing by operation of this paragraph 6M(i) with respect to Section 6.13(a) and (b) of the Credit Agreement, (a) the maximum Consolidated Indebtedness to Capitalization ratio set forth in paragraph 6K(ii) shall be 55% and (b) the minimum Interest Coverage Ratio set forth in paragraph 6K(i) shall be 3.25:1.00 and no additional agreement or amendment pursuant to the preceding sentence shall be required to evidence such levels.

(ii)Any More Favorable Covenant incorporated into this Agreement (herein referred to as an “Incorporated Covenant”) pursuant to this paragraph 6M (a) shall be deemed automatically amended herein to reflect any subsequent amendments made to such More Favorable Covenant under the applicable Material Debt Facility (provided that, if a Default or an Event of Default then exists (including in respect of such Incorporated Covenant) and the amendment of such More Favorable Covenant would make such covenant less restrictive on the Company, such Incorporated Covenant shall only be deemed automatically amended at such time, if it should occur, when such Default or Event of Default no longer exists) and (b) shall be deemed automatically deleted from this Agreement at such time as such More Favorable Covenant is deleted or otherwise removed from each Material Debt Facility or each Material Debt Facility shall be terminated (provided that, if a Default or an Event of Default then exists (including in respect of such Incorporated Covenant), such Incorporated Covenant shall only be deemed automatically deleted from this Agreement at such time, if it should occur, when such Default or Event of Default no longer exists); provided, however, that if any fee or other consideration shall be given to the lenders (whether directly or indirectly through an agent) under any such Material Debt Facility for such amendment or deletion, other than commitment fees and similar fees given in consideration of a new extension of credit in connection with an extension or replacement of any Material Debt Facility and excluding any amounts paid in satisfaction of principal or interest, the equivalent of such fee or other consideration shall be given to the holders of the Notes (determined on a pro rata basis in accordance with the outstanding principal amount of the Notes held by such holders and the amount of the commitment of the lenders under such Material Debt Facility to make loans to the Company) promptly, and in any event not more than 10 Business Days after such consideration is given to such lenders.  Upon the occurrence of any event described in clause (a) of the preceding sentence, upon the request of the Company or any holder of Notes, the holders of Notes (if applicable) and the Company shall (at the Company’s sole cost and expense) enter into any additional agreement or amendment to this Agreement reasonably requested by the Company or a holder of Notes, as the case may be, evidencing the amendment of any such Incorporated Covenants.  Upon the occurrence of any event described in clause (b) of the second preceding sentence, upon the request of the Company, the holders of Notes shall (at the Company’s sole cost and expense) enter into any additional agreement or amendment to this Agreement requested by the Company evidencing the deletion and termination of any such Incorporated Covenants.

(iii)For the avoidance of doubt, each of the Financial Covenants as of the date of closing (as amended other than by application of this paragraph 6M) (a) shall remain in this Agreement regardless of whether any Incorporated Covenants are incorporated into this Agreement, except that (1) the ratio of Consolidated Indebtedness to Capitalization set forth in paragraph 6K(ii) may, by operation of clause (ii) of this paragraph 6M, be increased to no more than 60% (but no less restrictive on the Company than such level) and (2) the Interest Coverage Ratio set forth in paragraph 6K(i) may, by operation of clause (ii) of this paragraph 6M, be reduced to no less than a ratio of 3.00:1.00 (but no less restrictive on the Company than such level).

8F. Taxes.  The Company has, and each of its Restricted Subsidiaries has, filed all federal, state and other income tax returns which, to the knowledge of the officers of the Company and its Restricted Subsidiaries, are required to be filed, except where the failure to file would not reasonably be expected to have a Material Adverse Effect, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being actively contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles or as to which timely extensions have been appropriately filed.

8J. ERISA.

(i)The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or Title IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

(ii)Except in connection with the Gerstenslager Plan as referenced in Note L of the Notes to Consolidated Financial Statements included in Item 8 – Financial Statements and Supplementary Date to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2019, the present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities.  The present value of the accrued benefit liabilities (whether or not vested) under each NonU.S. Plan that is funded, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(iii)The Company and its ERISA Affiliates have not incurred (a) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or Section 4204 of ERISA in respect of Multiemployer Plans or (b) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan, in each case that individually or in the aggregate are material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

(iv)The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

(v)All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect.  All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Company and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.

(vi)The execution and delivery of this Agreement and the other Transaction Documents and the issuance and sale of the Notes will be exempt from, or will not involve any transaction which is subject to, the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a tax could be imposed pursuant to section 4975(c)(1(A)-(D) of the Code.  The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of each Purchaser’s representation in paragraph 9B.

8Q. Foreign Assets Control Regulations, Etc.

(i)Neither the Company nor any Controlled Entity (a) is a Blocked Person, (b) has been notified that its name appears or may in the future appear on a State Sanctions List or (c) is a target of sanctions that have been imposed by the United Nations or the European Union.

(ii)Neither the Company nor any Controlled Entity (a) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or AntiCorruption Laws or (b) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(iii)No part of the proceeds from the sale of the Notes hereunder:

(a)constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (1) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (2) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (3) otherwise in violation of any U.S. Economic Sanctions Laws;

(b)will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(c)will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(iv)The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

10A. Yield-Maintenance Terms.

“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B or has become or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the "Ask Yields" reported, as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the Treasury Yield Monitor page of Standard & Poor’s MMS – Treasury Market Insight (or, if Standard & Poor’s shall cease to report such yields in MMS – Treasury Market Insight or shall cease to be Prudential Capital Group’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential Capital Group’s customary source of such information), or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bondequivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Remaining Average Life” shall mean, with respect to the Called Principal of any Note, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under such Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to paragraph 4B or 7A.

“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or has become or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Yield-Maintenance Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Yield-Maintenance Amount shall in no event be less than zero.

10C. Accounting and Legal Principles, Terms and Determinations.

(i)All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B; provided that, if the Company notifies the holders of Notes that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Required Holder(s) notify the Company that the Required Holder(s) request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced.  Notwithstanding the foregoing or any other provision of this Agreement providing for any amount to be determined in accordance with generally accepted accounting principles, for purposes of determining compliance with the covenants contained in this Agreement, any election by the Company to measure an item of Indebtedness using fair value (Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.  Notwithstanding the foregoing or anything to the contrary set forth herein, the definitions set forth in this Agreement and any financial or other covenant calculations required by this Agreement shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on February 16, 2018.

(ii)All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to paragraph 5A(i) or 5A(ii) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in paragraph 8B(ii)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of (but without giving effect to any synergies or cost savings) and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Derivatives Agreement applicable to such Indebtedness).

11B. Expenses.  Whether or not the transactions contemplated hereby shall be consummated, the Company shall pay, and save each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including:

(i)(a) all stamp and documentary taxes and similar charges imposed in connection with the issuance of the Notes to the Purchasers on the date of closing, (b) costs of obtaining a private placement number from Standard and Poor’s Ratings Group for the Notes and (c) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents, in each case as a result of the execution and delivery of this Agreement or the issuance of the Notes, other than for any such brokers, agents, dealers, investment banks or other intermediaries or placement agents retained by any Purchaser;

(ii)document production and duplication charges and the reasonable fees and expenses of any special counsel engaged by such Purchaser or such Transferee in connection with (a) this Agreement and the transactions contemplated hereby and (b) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement, whether or not such proposed waiver, amendment, modification or consent shall be effected or granted;

(iii)the costs and expenses, including attorneys’ and financial advisory fees, incurred by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of such Purchaser's or such Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case or in connection with any prepayment of the Notes; and

(iv)any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

The Company also will promptly pay or reimburse each Purchaser or holder of a Note (upon demand, in accordance with each such Purchaser’s or holder’s written instruction) for all fees and costs paid or payable by such Purchaser or holder to the Capital Markets & Investment Analysis Office of the National Association of Insurance Commissioners in connection with the initial filing of this Agreement and all related documents and financial information, such amount not to exceed $3,000.

The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

11F. Confidential Information.  For the purposes of this paragraph 11F, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on Prudential’s or such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or by a third Person known by such Purchaser to be bound by a confidentiality agreement with, or other contractual legal or fiduciary obligation of confidentiality to, the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under paragraph 5A that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates who are required to hold confidential the Confidential Information substantially in accordance with the terms of this paragraph 11F (to the extent such disclosure reasonably relates to the administration of this Agreement or the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this paragraph 11F, (iii) any other holder of any Note or any other security of the Company (if any), (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11F), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11F), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or any successor thereto (the “NAIC”) or the Capital Markets & Investment Analysis Office of the NAIC or any successor to such Office or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes or this Agreement.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this paragraph 11F as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this paragraph 11F.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, Prudential, any Purchaser or any holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this paragraph 11F, this paragraph 11F shall not be amended thereby and, as between Prudential, such Purchaser or such holder and the Company, this paragraph 11F shall supersede any such other confidentiality undertaking.

1.2. Paragraph 10B of the Note Agreement is hereby amended by (a) deleting in their entirety the definitions of "Anti-Terrorism Laws," "OFAC Listed Person" and "Taxes" and (b) adding, or amending and restating, as applicable, the following definitions:

“Anti-Corruption Laws” shall mean any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” shall mean any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“AR Facility” shall mean the receivables financing facility under the Receivables Purchase Agreement, dated as of November 30, 2000, by and among Worthington Receivables, as Seller, the Company, as Servicer, the members of the various purchaser groups from time to time party thereto and PNC Bank, National Association, as Administrator, in each case as may be amended, restated, refinanced or otherwise modified from time to time.

“AustriaCo” shall mean Worthington Cylinders GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) under Austrian law, having its seat at Kienberg, municipality Gaming, and its registered business address at Beim Flaschenwerk 1, 3291 Kienberg, Austria, registered with the Austrian companies register under number FN 167898 i.

“Bankruptcy Event” shall mean (a), with respect to any Person, (i) a court or governmental agency having appropriate jurisdiction shall enter a decree or order for relief in respect of such Person in an involuntary case under any Debtor Relief Law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or for any substantial part of its property or ordering the winding up or liquidation of its affairs, (ii) an involuntary case under any applicable Debtor Relief Law now or hereafter in effect is commenced against such Person and such petition remains unstayed and in effect for a period of 60 consecutive days, (iii) such Person shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors or (iv) such Person shall admit in writing its inability to pay its debts generally as they become due or any definitive action shall be taken by such Person in preparation for any of the aforesaid, (b) specifically with respect to LuxCo and any other Person whose Center of Main Interest is in the Grand Duchy of Luxembourg, in addition to any of the circumstances under (a), (i) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, juge délégué, commissaire, juge-commissaire, liquidateur, curateur or other similar officer in respect of any such Person or (ii) any such Person being subject to bankruptcy (faillite), insolvency, voluntary or court ordered liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), suspension of payment (sursis de paiement) or controlled management (gestion contrôlée), and (c) specifically with respect to AustriaCo and any other Person whose Center of Main Interest is in the Republic of Austria, in addition to any of the circumstances under (a), (i) the appointment of an insolvency administrator (Insolvenzverwalter) or an reorganization examiner (Reorganisationsprüfer) or other similar officer in respect of any such Person, (ii) any such Person becoming illiquid (zahlungsunfähig) within the meaning of section 66 Austrian Insolvency Code (“IO”), presumably unable to pay its debts as they fall due (drohend zahlungsunfähig) within the meaning of section 167 paragraph 2 IO, overindebted (überschuldet) within the meaning of section 67 IO or covered by the scope of either section 23 or section 24 of the Austrian Business Reorganisation Code (Unternehmensreorganisationsgesetz, "URG") or (iii) the opening of insolvency proceedings (Insolvenzverfahren) including bankruptcy proceedings (Konkursverfahren) and reorganisation proceedings (Sanierungsverfahren) in respect of any such Person, regardless if applied for by such Person or a third party, or any such Person being subject to voluntary or court ordered liquidation (Liquidation) or deletion (Löschung).

“Blocked Person” shall mean (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (ii) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (iii) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (i) or (ii).

“Capital Lease” of any Person shall mean any lease of property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital or financing lease on the balance sheet of such Person.

“Center of Main Interest” shall mean the place where the debtor conducts the administration of his interests on a regular basis pursuant to the Regulation (EU) No 20-15/848 of the European Parliament and of the Council of May 20, 2015 on insolvency proceedings, as amended.

“Change of Control” shall mean an event or series of events by which:

(i)any “person” or “group” (within the meaning of section 13(d) and 14(d) of the Exchange Act) (other than the spouses, siblings, descendants, spouses of any such siblings or descendants, trusts created exclusively for the benefit of such Persons, executors, administrators, guardians, or conservators of the estate of John H. McConnell, John P. McConnell, their respective Affiliates and Associates (as defined in Rule 12b-2 under the Exchange Act), or a group which any of the foregoing is a principal participant, or any profit sharing, employee stock ownership or other employee benefit plan of the Company or any Subsidiary of the Company or any trustee or fiduciary with respect to any such plan when acting in such capacity) has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 30% or more of the Equity Interests of the Company on a fully-diluted basis after giving effect to the conversion and exercise of all outstanding Equity Equivalents (whether or not such Equity Equivalents are then currently convertible or exercisable); or

(ii)during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (ii)(A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (ii)(A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Consolidated EBITDA” shall mean, for any period, the sum of (i) Consolidated Net Income for such period plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) provisions for Federal, state, local and foreign income, value added and similar taxes and (C) (1) depreciation, (2) amortization (including, without limitation, amortization of goodwill and other intangibles), (3) any writedown of goodwill, long-lived asset, or intangible asset impairment and (4) other non-cash expense, all determined in accordance with GAAP, minus (iii) an amount which, in the determination of Consolidated Net Income for such period, has been added for (A) interest income and (B) any noncash income or non-cash gains, all as determined in accordance with GAAP.  If the Company or any Subsidiary makes a material acquisition or divestiture, in either case to the extent permitted pursuant to this Agreement, during any period for which Consolidated EBITDA is measured, then for purposes of determining the Interest Coverage Ratio, Consolidated EBITDA shall be adjusted for the period of time prior to the date of such acquisition or divesture by adding the historical financial results for such period of the Person or assets acquired (without taking account of cost savings or others synergies unless approved by the Required Holder(s)) or deleting that portion of the financial results of the Company and its Consolidated Subsidiaries for such period attributable to the Person or assets divested, all as reasonably determined by the Company and certified to the holders of Notes.

“Consolidated Net Income” shall mean, for any period, the net income (or net loss) after taxes of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income (i) the income (or loss) of any Person (referred to herein as “Person A”) in which any other Person (other than the Company or any of its Wholly-Owned Subsidiaries) has an ownership interest and which Person A would not be consolidated with the Company and its Subsidiaries in their consolidated financial statements if such statements were prepared for such period in accordance with GAAP, except to the extent that any such income is actually received by the Company or any of its Wholly-Owned Subsidiaries in the form of dividends or other distributions during such period and (ii) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Net Tangible Assets” shall mean, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its Subsidiaries for the total assets (less accumulated depletion, depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, after deducting therefrom, to the extent included in total assets, in each case as determined on a consolidated basis in accordance with GAAP (without duplication): (i) the aggregate amount of liabilities of the Company and its Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated); (ii) current Indebtedness and current maturities of long-term Indebtedness; (iii) minority interests in the Company’s subsidiaries held by Persons other than the Company or a wholly-owned Subsidiary of the Company; and (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items.

“Consolidated Net Worth” shall mean at any time the consolidated equity of the Company and its Subsidiaries calculated on a consolidated basis in accordance with GAAP as of such time.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” shall mean (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Credit Agreement” shall mean the Credit Agreement, dated as of February 16, 2018, by and among the Company, the foreign subsidiary borrowers party thereto, PNC Bank, National Association, as administrative agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and the other agents and lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“ERISA Event” shall mean (a) any “reportable event”, as defined in section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in section 412 of the Code or section 302 of ERISA), whether or not waived; (c) the filing pursuant to section 412(c) of the Code or section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the applicable funding requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up; or (i) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans.

“Governmental Official” shall mean any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantor” shall mean each Person which may from time to time be a party to a Guaranty Agreement as a guarantor thereunder.

“Material Debt Facility” shall mean, as to the Company and its Subsidiaries,

(a)the Primary Bank Facility; and

(b)any other agreement (or series of related agreements) creating or evidencing indebtedness for borrowed money (other than the AR Facility) entered into on or after the date of Closing by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (a “Debt Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $100,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency).

“Non-U.S. Plan” shall mean any plan, fund or other similar program that (a) is established or maintained outside the U.S. by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the U.S., which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” shall mean any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resourcecenter/sanctions/Programs/Pages/Programs.aspx.

“Permitted Liens” shall mean:

(a)Liens securing the payment of taxes and special assessments, either not yet due or the validity of which is being contested by the Person being charged in good faith by appropriate proceedings, and as to which it has set aside on its books adequate reserves to the extent required by GAAP;

(b)deposits or Liens securing property under workers’ compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(c)Liens imposed by law, such as carriers’, warehousemen’s or mechanics’ liens and liens of landlords or mortgagees of landlords arising by operation of law on property located on leased premises, incurred by it in good faith in the ordinary course of business;

(d)Liens incurred in connection with the lease or acquisition of fixed or capital assets limited to the specific assets acquired with such lease or financing or Capital Lease Obligation (subject to the acquisition of such assets and incurrence of such debt being otherwise permitted by the terms of this Agreement);

(e)Liens existing on February 16, 2018 securing Indebtedness outstanding on February 16, 2018 in an aggregate principal amount not exceeding $13,000,000 and set forth on Schedule 6B;

(f)any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary of the Company and not created in contemplation of such event;

(g)any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Company or a Subsidiary and not created in contemplation of such event;

(h)any Lien existing on any asset prior to the acquisition thereof by the Company or a Subsidiary and not created in contemplation of such event;

(i)any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses (d), (e), (f), (g) or (h) of this definition; provided that such Indebtedness is not increased and is not secured by any additional assets;

(j)Liens incidental to the conduct of the business of the Company or its Subsidiaries or the ownership of their respective assets which (i) do not secure Indebtedness, (ii) do not secure any obligation, or related series of obligations, in an amount exceeding $50,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of the business of the Company or its Subsidiaries;

(k)any attachment Lien being contested in good faith and by proceedings promptly initiated and diligently conducted, unless the attachment giving rise thereto will not, within sixty days after the entry thereof, have been discharged or fully bonded or will not have been discharged within sixty days after the termination of any such bond;

(l)any judgment Lien, unless (i) the judgment it secures will not, within sixty days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or will not have been discharged within sixty days after the expiration of any such stay or (ii) the judgment it secures would result in an Event of Default under paragraph 7A(viii);

(m)easements, rights-of-way, zoning restrictions and other restrictions, charges or encumbrances not materially interfering with the ordinary conduct of the business;

(n)any Lien on property of a Subsidiary securing Indebtedness of such Subsidiary owing to Company or a Restricted Subsidiary;

(o)Liens to banks arising from the issuance of letters of credit issued by such banks (“issuing banks”) on the following: (i) any and all shipping documents, warehouse receipts, policies or certificates of insurance and other document accompanying or relative to drafts drawn under any credit, and any draft drawn thereunder (whether or not such documents, goods or other property be released to or upon the order of the Company or any Subsidiary under a security agreement or trust or bailee receipt or otherwise), and the proceeds of each and all of the foregoing; (ii) the balance of every deposit account, now or at any time hereafter existing, of the Company or any Subsidiary with the issuing banks, and any other claims of the Company or any Subsidiary against the issuing banks; and all property claims and demands and all rights and interests therein of the Company or any Subsidiary and all evidences thereof and all proceeds thereof which have been or at any time will be delivered to or otherwise come into the issuing bank’s possession, custody or control, or into the possession, custody or control of any bailee for the issuing bank or of any of its agents or correspondents for the account of the issuing bank, for any purpose, whether or not the express purpose of being used by the issuing bank as collateral security or for the safekeeping or for any other or different purpose, the issuing bank being deemed to have possession or control of all of such property actually in transit to or from or set apart for the issuing bank, any bailee for the issuing bank or any of its correspondents for others acting in its behalf, it being understood that the receipt at any time by the issuing bank, or any of its bailees, agents or correspondents, or other security, of whatever nature, including cash, will not be deemed a waiver of any of the issuing bank’s rights or power hereunder; (iii) all property shipped under or pursuant to or in connection with any credit or drafts drawn thereunder or in any way related thereto, and all proceeds thereof; and (iv) all additions to and substitutions for any of the property enumerated above in this subsection;

(p)any Lien on accounts of the Company or any Subsidiary (which accounts arise in the ordinary course of business) in connection with the sale or purported sale of accounts to an Unrestricted Subsidiary or a bankruptcy-remote entity that purchases receivables in the ordinary course of its business; and

(q)Liens to secure Indebtedness permitted pursuant to paragraph 6A(v).

“Shelf Agreement” shall mean the Note Purchase and Private Shelf Agreement dated as of August 23, 2019 among the Company, LuxCo, AustriaCo, PGIM, Inc., the initial purchasers named therein and the other Prudential Affiliates (as defined therein) that become bound thereby from time to time, as amended, restated, supplemented or otherwise modified from time to time.

“State Sanctions List” shall mean a list that is adopted by any state Governmental Authority within the U.S. pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Tax” shall mean any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

“U.S. Economic Sanctions Laws” shall mean those laws, executive orders, enabling legislation or regulations administered and enforced by the United States of America pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

1.3. Paragraph 11J of the Note Agreement is amended by deleting the reference therein to “Matthew A. Lockard” and replacing it with “Marcus Rogier”.

1.4 Schedule 6B of the Note Agreement is hereby replaced with Schedule 6B hereto.

SECTION 2. Effectiveness.  The amendments in Section 1 of this Letter shall become effective on the date (the “Effective Date”) that each of the following conditions has been satisfied:

2.1. Documents. Each holder of a Note shall have received original counterparts of this Letter executed by the Company.

2.2. Representations.  All representations set forth in Section 3 shall be true and correct as of the Effective Date.

2.3. Fees and Expenses.  The Company shall have paid the reasonable fees, charges and disbursements of Schiff Hardin LLP, special counsel to the holders of Notes incurred in connection with this Letter.

2.4. Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Letter shall be satisfactory to such holder of Notes and its counsel, and such holder shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

SECTION 3. Representations and Warranties.  The Company represents and warrants to the holders of the Notes that, after giving effect hereto (a) the execution and delivery of this Letter has been duly authorized by all necessary corporate action on behalf of the Company and this Letter has been duly executed and delivered by a duly authorized officer of the Company, and all necessary or required consents to and approvals of this Letter have been obtained and are in full force and effect, (b) the representations and warranties set forth in paragraph 8 of the Note Agreement are true and correct as of the date of the execution and delivery of this Letter by the Company with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date), and (c) no Default or Event of Default has occurred and is continuing on the date hereof.

SECTION 4. Reference to and Effect on Note Agreement.  Upon the effectiveness of the amendments made in this Letter, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as amended by this Letter.  Except as specifically set forth in Section 1 hereof, the Note Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.  Except as specifically stated in Section 1 of this Letter, the execution, delivery and effectiveness of this Letter shall not (a) amend the Note Agreement, any Note or any other document relating thereto, (b) operate as a waiver of any right, power or remedy of the holder of any Note, or (c) constitute a waiver of, or consent to any departure from, any provision of the Note Agreement, any Note or any other document relating thereto at any time.  The execution, delivery and effectiveness of this Letter shall not be construed as a course of dealing or other implication that any holder of the Notes has agreed to or is prepared to grant any amendment to, waiver of or consent under the Note Agreement, any Note or any other document relating thereto in the future, whether or not under similar circumstances.

SECTION 5. Expenses. The Company hereby confirms its obligations under the Note Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by the holders of the Notes all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by such holders in connection with this Letter or the transactions contemplated hereby, in enforcing any rights under this Letter, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Letter or the transactions contemplated hereby.  The obligations of the Company under this Section 5 shall survive transfer by any holder of any Note and payment of any Note.

SECTION 6. Governing Law.  THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES UNDER THIS LETTER OR IN CONNECTION WITH ANY CLAIMS OR DISPUTES ARISING OUT OF OR RELATING TO THIS LETTER (WHETHER SOUNDING IN CONTRACT OR TORT) SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS LETTER TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

SECTION 7. Counterparts; Section Titles.  This Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together  shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Letter. The section titles contained in this Letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[remainder of page intentionally left blank; signature page follows]

Very truly yours,

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Michael Gurovitsch
Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
PRUCO LIFE INSURANCE COMPANY

By:	/s/ Michael Gurovitsch
Assistant Vice President

PRUDENTIAL ARIZONA REINSURANCE UNIVERSAL COMPANY
PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By:	PGIM., Inc. (as Investment manager)

	By:	/s/ Michael Gurovitsch
Vice President

THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD.
THE GIBRALTAR LIFE INSURANCE CO., LTD.

By:	Prudential Investment Management Japan Co., Ltd. (as Investment Manager)

By:	PGIM., Inc. (as Sub-Adviser)

	By:	/s/ Michael Gurovitsch
Vice President

Amendment No. 2 to Note Agreement

THE LETTER IS AGREED TO AND ACCEPTED BY:

WORTHINGTON INDUSTRIES, INC.

By:	/s/ Marcus A. Rogier
Name:	Marcus A. Rogier
Title:	Treasurer

Amendment No. 2 to Note Agreement

SCHEDULE 6B

CERTAIN EXISTING LIENS

(As of February 16, 2018)

Debtor / Jurisdiction	Secured Party	Date Filed / File Number
The Worthington Steel Company (OH)	MISA Metals, Inc.	9/20/1999 AP0182659
The Worthington Steel Company (OH)	Marubeni-Itochu Steel America, Inc.	9/22/2006 OH00106826471
Worthington Industries, Inc., and The Worthington Steel Company (OH)	Coilplus – Ohio, Inc. and Coilplus, Inc.	12/07/2007 OH00121803503
The Worthington Steel Company (OH)	Coilplus-North Carolina, Inc. and Coilplus, Inc.	2/22/2008 OH00124094228
The Worthington Steel Company (OH)	United States Steel Corporation	7/01/2010 OH00143360529
The Worthington Steel Company (OH)	General Electric Company	9/25/2013 OH00170516008
The Worthington Steel Company (OH)	Wells Fargo Bank, National Association, as Collateral Agent and Assignor-Novelis Corporation	5/6/2014 OH00175994388
The Worthington Steel Company	Bank of America, N.A., as Agent, Arecelormittal Burns Harbor LLC, Arcelormittal Cleveland LLC, Arcelormittal Indiana Harbor LLC and Arcelormittal Plate LLC	4/11/2016 OH00199766535
Worthington Cylinder Corporation (OH)	SGL Carbon Fibers LLC	6/26/2013 OH00168333935
Worthington Cylinder Corporation (OH)	Chemetall US, Inc.	5/12/2014 OH00176160564
Worthington Industries Engineered Cabs, Inc. (f/k/a Angus Industries, Inc.) (DE)	South Dakota Economic Development Finance Authority, and The First National Bank in Sioux Falls	7/21/2009 20092336177
Worthington Industries Engineered Cabs, Inc. (f/k/a Angus Industries, Inc.) (DE)	South Dakota Economic Development Finance Authority, and The First National Bank in Sioux Falls	7/21/2009 20092336532
Precision Specialty Metals, Inc. (DE)	Wells Fargo Bank, National Association	3/07/2011 20110841422
Precision Specialty Metals, Inc. (DE)	Advantage Group	3/29/2013 20131206326

Precision Specialty Metals, Inc. (DE)	U.S. Bank Equipment Finance, a division of U.S. Bank National Association	1/28/2014 20140349951
The Worthington Steel Company (DE)	Kloeckner Metals Corporation and Wells Fargo Bank, N.A.	4/11/2008 20081274487
The Worthington Steel Company (DE)	United States Steel Corporation	10/22/2008 20083562020
The Worthington Steel Company (DE)	United States Steel Corporation	6/29/2010 20102254633
Spartan Steel Coating, L.L.C. (MI)	Samuel, Son & Co. (USA) Inc.	4/27/2011 2011060768-3
Worthington Steel of Michigan, Inc. (MI)	United States Steel Corporation	6/28/2010 2010088339-4
Worthington Steel of Michigan, Inc. (MI) and Worthington Specialty Processing (MI)	Wells Fargo Bank, National Association, as Agent	3/2/2017 20170302000450-0
Worthington Steel of Michigan, Inc. (MI) and Worthington Specialty Processing (MI)	Wells Fargo Bank, National Association, as Agent	3/2/2017 2017030000810-8
Worthington Steel Company of Decatur, LLC (AL)	Honda Trading America Corporation	3/04/2010 10-0108813
Worthington Industries, Inc. (OH)	NMHG Financial Services, Inc.	6/03/2005 OH00090080521
Worthington Industries, Inc. (OH)	Coilplus-Texas, Inc. and Coilplus, Inc.	8/27/2007 OH00118561685
Worthington Industries, Inc. (OH)	Kloeckner Metals Corporation and Well Fargo Bank, N.A.	4/22/2008 OH00125978021
Worthington Industries, Inc. (OH)	United States Steel Corporation	7/1/2010 OH00143358938
Worthington Industries, Inc. (OH)	Samuel, Son & Co. (USA) Inc.	5/13/2011 OH00150202776
Worthington Industries, Inc. (OH)	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	4/8/2014 OH00175180131

Worthington Industries, Inc. (OH)	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	4/8/2014 OH00175180242
Worthington Industries, Inc. (OH)	Toyota Motor Credit Corporation	12/15/2014 OH00181677556
Worthington Industries, Inc. (OH)	Mega Manufacturing, Inc.	11/17/2015 OH00190904580
Worthington Industries, Inc. (OH)	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	7/20/2016 OH00202797960

Worthington Industries, Inc. (OH)	Timepayment Corporation	9/16/2016 OH00204265430
Worthington Industries, Inc. (OH)	Steel Technologies LLC	3/29/2017 OH00209480815
Worthington Torch, LLC (OH)	Atel Capital Equipment Fund X, LLC	10/24/2011 OH00153672714
Worthington Torch, LLC (OH)	Dell Financial Services L.L.C.	6/25/2012 OH00159385781
Westerman, Inc. (OH)	Kloeckner Metals Corporation	12/5/2003 OH00071462447
AMTROL, Inc. (RI)	Air Liquide Industrial US LP	1/23/2009 200907147910
AMTROL, Inc. (RI)	Air Liquide Industrial US LP	2/4/2009 200907183170
AMTROL, Inc. (RI)	Citibank, N.A., its branches, subsidiaries and affiliates	12/14/2017 201718929250